Exhibit 99.l

Global Payment Technologies Announces Fiscal 2007 First-Quarter Results


    HAUPPAUGE, N.Y.--(BUSINESS WIRE)--Feb. 13, 2007--Global Payment Technologies, Inc. (NASDAQ Symbol: GPTX) ("GPT"), a United States-based designer, manufacturer and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide, today announced its fiscal 2007 first-quarter results.

                   Summary of Financial Highlights
           (Dollar amounts in 000s, except per share data)
----------------------------------------------------------------------
                       Three Months Ended 12/31
----------------------------------------------------------------------
                                          2006      2005      Change
----------------------------------------------------------------------
Net Sales                                  $3,964    $3,905       1.5%
----------------------------------------------------------------------
Net (Loss)                                ($1,249)    ($790)     (58%)
----------------------------------------------------------------------
Net (Loss) Per Share
   Basic                                   ($0.20)   ($0.13)   ($0.07)
   Diluted                                 ($0.20)   ($0.13)   ($0.07)
----------------------------------------------------------------------

    Net sales increased by 1.5%, or $59,000 to $3,964,000 in the three months ended December 31, 2006 as compared with $3,905,000 in the comparative prior year period. Gaming sales for the three months ended December 31, 2006 were $3,312,000 or 83.5% of sales as compared with $3,132,000 or 80.2% of sales in the prior year period. Beverage and vending sales for the three months ended December 31, 2006 were $652,000 or 16.5% of sales as compared with $773,000 or 19.8% of sales in the prior year period. Sales increased in the Australian market as sales conditions began to improve, partially offset by lower sales into the Russian market which reflected the continued impact of government regulations. Sales continued to shift to the newer products. Unit sales of the SA-4 validator increased by in excess of 122% as compared with the prior year period. Unit sales of the Aurora validator decreased by 53% as compared with the prior year period in which the Company discounted prices to reduce inventory in the Aurora line.

    Gross profit increased to $712,000 or 18.0% of net sales in the three months ended December 31, 2006 as compared with $685,000 or 17.5% of net sales, in the comparative prior year period. The Company operates in a facility which has excess capacity and the gross profit percentage will continue to be adversely affected based on its relationship to unit sales.

    Operating expenses increased to $1,950,000 or 49.2% of net sales as compared with $1,705,000 or 43.7% of net sales in the comparative prior year period. Additional research and development costs, including outside consulting expenses, related to the Company's new products planned to be released this year was the primary reason for the increase. For the three months ended December 31, 2006, the Company charged $58,000 to operations representing the fair value of stock options earned by employees, officers and directors as compared to $12,000 in the comparable prior year period. These increases were partially offset by lower warranty expense and the effect of currency fluctuations as a result of a weaker US dollar.

    During fiscal 2006, the Company sold its interests in its affiliated customers. Prior to such dispositions, the Company recognized revenue upon shipment and passage of title to its affiliated customers, but deferred its proportionate share of the related gross profit on product sales until sales were made by the affiliated customers to third-party end users (customers). Included in the results of operations for the three months ended December 31, 2005 are the Company's share of net profits of these affiliates of $223,000, which includes $165,000 of the Company's proportionate share of the related gross profit on products sales to its affiliates which have been sold by the affiliates to third- party end users. Excluding this intercompany gross profit adjustment, the Company's share of net income of these unconsolidated affiliates was $58,000.

    William McMahon, GPT Vice-President and CFO stated, "SA-4 validator unit sales increased in the first quarter of fiscal 2007 as compared to the same period last year and as compared to the fourth quarter of fiscal 2006. We operate in a technology market place that has high standards for the performance of its products. GPT must have the latest technology in a product suite it offers to the casino markets, both in the US and globally, as well as products for the vending and kiosk markets. The SA-4 provides customers with an effective and reliable note acceptor with Ticket-in/Ticket-out (TM) and has available currency data bases for in excess of 80 countries, but that product alone is not sufficient to provide future growth opportunities. That is why we have continued to invest in our sales and marketing efforts and substantially increased our research and development in order to launch new products such as our Falcon bill validator introduced at the International Casino Exhibition in London this past January; as well as the new optical sensor range of validators planned for the summer of 2007, which will increase the speed and acceptance of our currency acceptors - key factors in servicing the casino and vending markets. To support our product launches, we increased our research and development costs in excess of $300,000 in the first quarter of fiscal 2007 as compared to the first quarter of fiscal 2006."

    Mr. McMahon continued, "While we have been able to reduce our inventory investment since the beginning of the fiscal year, we have had to support increased accounts receivable requirements as a result of higher sales and we have needed working capital to fund our investment spending for research and development. As a result we have borrowed $851,000 on our line of credit. This line was scheduled to expire on March 17, 2007, but on February 8, 2007 Laurus Master Fund, who provides our line of credit, agreed to a 60 day extension for a fee of $25,000 and the line now expires on May 16, 2007. We have had continuing discussions with various financial institutions to replace this line and we believe, but have no assurance, that we will be able to do so. With our current cash balances and funds available under a replacement line of credit, if we can obtain one, we believe that there would be sufficient resources to meet our obligations as they become due and to permit continued operations for the next 12 months. We will need to obtain additional capital in order to continue to fund our development costs and the capital expenses required for tooling our new products. If we cannot replace our line of credit with Laurus, we may be required to repay all amounts due to them. Under those circumstances, we would have to stop our research and development costs, significantly curtail operations and reduce costs and expenses, which would have an adverse impact on our liquidity and operations."

    Global Payment Technologies, Inc. is a United States-based designer, manufacturer, and marketer of automated currency acceptance and validation systems used to receive and authenticate currencies in a variety of payment applications worldwide. GPT's proprietary and patented technologies are among the most advanced in the industry. Please visit the GPT Web site for more information at http://www.gptx.com.

    Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: Statements regarding the Company's strategy, future sales, future expenses and future liquidity and capital resources; dependence on a limited base of customers for a significant portion of sales; GPT's dependence on the paper currency validator market and its potential vulnerability to technological obsolescence; the risks that its current and future products may contain errors or defects that would be difficult and costly to detect and correct; possible risks of product inventory obsolescence; regulatory approval; potential manufacturing difficulties; potential shortages of key parts and/or raw materials; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; and other risks described in more detail in GPT's Securities and Exchange Commission filings.


                  GLOBAL PAYMENT TECHNOLOGIES, INC.
                CONDENSED CONSOLIDATED BALANCE SHEETS
                                (000s)

                                              unaudited
                                             12/31/2006    9/30/2006
                                             ------------ ------------
                   ASSETS
--------------------------------------------

CURRENT ASSETS:
  CASH AND CASH EQUIVALENTS                   $    1,248   $    2,270
  CASH HELD IN ESCROW                                280          280
  ACCOUNTS RECEIVABLE, NET                         3,100        2,065
  INVENTORY                                        4,579        5,040
  PREPAID EXPENSES AND OTHER CURRENT ASSETS          239          218
                                             ------------ ------------

     TOTAL CURRENT ASSETS                          9,446        9,873

INVESTMENTS IN UNCONSOLIDATED AFFILIATES               -            -
PROPERTY AND EQUIPMENT, NET                        1,094        1,249
CAPITALIZED SOFTWARE COSTS, NET                      443          561
                                             ------------ ------------

     TOTAL ASSETS                             $   10,983   $   11,683
                                             ============ ============


    LIABILITIES AND SHAREHOLDERS' EQUITY
--------------------------------------------

CURRENT LIABILITIES:
  BORROWING UNDER DEBT FACILITY               $      851   $        -
  CURRENT PORTION OF LONG-TERM DEBT                   61           60
  INCOME TAXES PAYABLE                                 -            -
  ACCOUNTS PAYABLE                                 1,351        1,497
  ACCRUED EXPENSES AND OTHER CURRENT
   LIABILITIES                                     1,075        1,249
                                             ------------ ------------

     TOTAL CURRENT LIABILITIES                     3,338        2,806

  LONG-TERM DEBT                                      24           40

                                             ------------ ------------
     TOTAL LIABILITIES                             3,362        2,846
                                             ------------ ------------

SHAREHOLDERS' EQUITY:
 COMMON STOCK                                         65           65
 ADDITIONAL PAID-IN CAPITAL                       13,667       13,609
 RETAINED (DEFICIT)                               (4,682)      (3,433)
 ACCUMULATED OTHER COMPREHENSIVE INCOME               70           95
                                             ------------ ------------
                                                   9,120       10,336
LESS: TREASURY STOCK                              (1,499)      (1,499)
                                             ------------ ------------

TOTAL SHAREHOLDERS' EQUITY                         7,621        8,837
                                             ------------ ------------

     TOTAL LIABILITIES AND SHAREHOLDERS'
      EQUITY                                  $   10,983   $   11,683
                                             ============ ============


                  GLOBAL PAYMENT TECHNOLOGIES, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
              (IN OOOs EXCEPT SHARE AND PER SHARE DATA)



                                                     (unaudited)
                                               -----------------------
                                                 THREE MONTHS ENDED
                                                    DECEMBER 31,


                                                  2006        2005
                                               ----------- -----------


NET SALES                                      $    3,964  $    3,905

GROSS PROFIT                                          712         685

OPERATING EXPENSES                                  1,950       1,705
                                               ----------- -----------

(LOSS) INCOME FROM OPERATIONS                      (1,238)     (1,020)
                                               ----------- -----------

OTHER INCOME (EXPENSE):
  EQUITY IN INCOME OF UNCONSOLIDATED
   AFFILIATES (1) (2)                                   -         223
  INTEREST (EXPENSE) INCOME, NET                       (9)          9
                                               ----------- -----------
  TOTAL OTHER (EXPENSE) INCOME                         (9)        232
                                               ----------- -----------

(LOSS) INCOME BEFORE PROVISION FOR INCOME
 TAXES                                             (1,247)       (788)

PROVISION FOR INCOME TAXES                              2           2
                                               ----------- -----------

NET (LOSS)                                     $   (1,249) $     (790)
                                               =========== ===========

PER SHARE INFORMATION:
   BASIC                                       $    (0.20) $    (0.13)
                                               =========== ===========
   DILUTED (3)                                 $    (0.20) $    (0.13)
                                               =========== ===========

COMMON SHARES USED IN COMPUTING
 PER SHARE AMOUNTS:
   BASIC                                        6,218,201   6,218,201
                                               =========== ===========
   DILUTED (3)                                  6,218,201   6,218,201
                                               =========== ===========



(1) FOR THE THREE MONTHS ENDED DECEMBER 31, 2005 , INCLUDES $165,000 WHICH REPRESENTS THE RECOGNITION OF GPT'S SHARE OF THE GROSS PROFIT ON INTERCOMPANY SALES THAT HAVE BEEN RECOGNIZED BY GPT'S AFFILIATES.

(2) EXCLUSIVE OF FOOTNOTE (1), EQUITY IN INCOME (LOSS) OF
 UNCONSOLIDATED AFFILIATES WAS $58,000 FOR THE THREE MONTHS ENDED
 DECEMBER 31, 2005.

(3) FOR THE THREE-MONTHS ENDED DECEMBER 31, 2005 AND DECEMBER 31,
 2006, THE WEIGHTED AVERAGE SHARES OUTSTANDING USED IN THE CALCULATION OF NET LOSS PER COMMON SHARE DID NOT INCLUDE POTENTIAL SHARES
 OUTSTANDING BECAUSE THEY WERE ANTI-DILUTIVE.

    CONTACT: PR Financial Marketing
             Jim Blackman, 713-256-0369
             jimblackman@prfinancialmarketing.com
             Or
             Global Payment Technologies, Inc.
             William McMahon, VP-Chief Financial Officer,
             631-231-1177 ext. 273